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                                  EXHIBIT 99



            Epitope Completes Acquisition of Andrew and Williamson

    BEAVERTON, Ore., Dec. 13 /PRNewsire/ - - Epitope, Inc. (AMEX: EPT) today announced that it has completed the acquisition of Andrew and Williamson Sales Co. (A&W), a California-based fruit and vegetable producer and distributor, pursuant to the terms of an agreement announced in early November.

    The company acquired A&W in exchange for 520,000 shares of Epitope common stock. As a result of the acquisition, A&W became a wholly owned operating subsidiary of the company. A&W, founded in 1986, produces fruit and vegetables and provides sales and distribution services for growers from the mainland and Baja, Mexico and the San Joaquin Valley in California. A&W produces and distributes a diversified mix of fresh fruit and vegetables including vine ripe cherry, roma and fresh market tomatoes, strawberries, raspberries, melons, tree fruits, table grapes, cucumbers, squash, green, red and yellow peppers, Brussel sprouts, and asparagus. In addition to fresh strawberries, A&W produces and sells frozen strawberries.

    A&W ships fresh produce every day of the year from its facilities in San Diego and ships seasonally from other sites. A&W is one of the United States' largest distributors of vine ripe cherry and fresh market tomatoes. It is also a major shipper of fresh strawberries, melons and cucumbers throughout North America. A&W is based in San Diego, California with sales offices in San Diego and Bakersfield, California and Nogales, Arizona.

    For the year ending September 30, 1996, A&W had sales of $62.5 million and net income before taxes of $1.3 million. Vector Securities International, Inc., acted as financial advisor to the Company in connection with the acquisition.

    Epitope, Inc. is an Oregon corporation utilizing biotechnology to develop and market medical diagnostic products through its Epitope Medical Products group and superior new plants and related products through its Agritope group.